Exhibit 99.1

To: Lucid All

From: Peter Rawlinson

Subject: Difficult News Today

Date: March 28, 2023

Lucid Team,

Earlier today, I announced the difficult decision to reduce our workforce at Lucid. Given evolving business needs and productivity improvements, we are reducing the size of our organization by approximately 18%, which will affect Lucid employees and contractors. This action is aligned with the cost discipline announcement we made in late February when we reported earnings. We are also taking continued steps to manage our costs by reviewing all non-critical spending at this time.

We have been reviewing and implementing several other ways to optimize our cost structure, but unfortunately these measures alone won’t achieve our objectives. Consequently, we’ve made the painful but necessary decision to let some of our talented team members go. We want to ensure that employees whose roles have been impacted receive our full support. We are offering impacted employees a severance package that includes access to career resources, Lucid-paid healthcare coverage continuation, and acceleration of equity to help as much as possible with the transition.

What to Expect

Over the next three days, our goal is to communicate with all employees at Lucid so you know what this plan means for you and your teams.

Our U.S. workforce will see reductions in nearly every organization and level, including executives. As I mentioned, all employees at the company will be advised of their status this week, so please watch for communications. We will send a message to Lucid employees when notifications have been completed. Additionally, VPs of each group, along with people managers, will be scheduling time to discuss what this means for your team over the next couple of days.

Moving Forward

I know this is not easy as these actions create uncertainty. This week and the weeks ahead will be about processing change as we show empathy for colleagues who are departing and as we come together on our path forward. These decisions are designed to position us to be more resilient and agile, thereby strengthening the company for the long-term.

We would not have the best EV on the market without the collective efforts of all of our teams, which is a direct result of your tremendous perseverance, resourcefulness, and teamwork. I want to express my deep personal gratitude to everyone who has contributed up to this point and to the teams that will help advance our mission going forward.

Our mission remains unchanged. We are committed to a more innovative and environmentally sustainable future – designing, building, and delivering the best EVs on the market as we expand globally and develop more exceptional vehicles such as the Gravity SUV, which we plan to launch in 2024. I am confident that we have the most advanced technology, we have the right operational infrastructure and know-how to deliver, and we have a track record of tenacity that will make us stronger.

My focus now, along with our entire leadership team and HR, is to provide all employees with the respect and support they deserve.

Regards,

Peter

Peter Rawlinson | CEO & CTO